                                  AMENDMENT TO
                        ASSET PURCHASE AND SALE AGREEMENT


         THIS AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT is entered into effective as of the 4th day of May 2001 (this "AMENDMENT"), by and between THE HARVEY ENTERTAINMENT COMPANY, a California corporation (the "COMPANY"), HARVEY COMICS, INC., a New York corporation and a wholly owned subsidiary of the Company, and BHP PRODUCTIONS, INC., a California corporation and a wholly owned subsidiary of the Company, on the one hand (each individually a "SELLER" and, collectively, "SELLERS"), and HARVEY ENTERTAINMENT, INC., a Delaware corporation ("PURCHASER") and the assignee of Classic Media, LLC, a Delaware limited liability company ("CLASSIC"), on the other hand.


                                 R E C I T A L S

         A. Sellers, on the one hand, and Classic, on the other hand, entered into an Asset Purchase and Sale Agreement dated as of March 7, 2001 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Sellers agreed to sell, assign and transfer to Classic, and Classic agreed to purchase from Sellers, substantially all of the assets, properties and rights owned or held by Sellers and used in the conduct of the Harvey Entertainment Business, all on the terms and subject to the conditions set forth therein. Unless otherwise indicated, capitalized terms used in this Amendment have the meanings set forth in the Asset Purchase Agreement.

         B. Pursuant to Section 9.4 of the Asset Purchase Agreement, Classic and Purchaser entered into an Assignment and Assumption Agreement dated as of March 28, 2001, pursuant to which Classic assigned to Purchaser all of Classic's right, title and interest in and to the Asset Purchase Agreement and delegated to Purchaser all of its obligations thereunder, and Purchaser accepted the assignment of the Asset Purchase Agreement and assumed the obligations of Classic under the Asset Purchase Agreement.

         C. A third party recently engaged in an attempted "topping bid" and, as a consequence thereof, Purchaser agreed, among other things, to increase the Purchase Price.

         D. Sellers and Purchaser wish to enter into this Amendment to memorialize certain legally binding agreements previously made by or on behalf of the parties, and Classic has consented and agreed to such agreements.


                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. AMENDMENTS TO ASSET PURCHASE AGREEMENT.

                  (a) AMENDMENT TO SECTION 2.1 (PURCHASE PRICE). Section 2.1 of the Asset Purchase Agreement is hereby amended by deleting "$16,000,000" and replacing it with "$17,000,000".

                  (b) AMENDMENT TO SECTION 2.2 (PAYMENT OF PURCHASE PRICE).
Section 2.2 of the Asset Purchase Agreement is hereby amended as follows:

                           (i) Section 2.2(a) of the Asset Purchase Agreement is
                  hereby amended by deleting the parenthetical
                  "(i.e., $1,500,000)" in its entirety.

                           (ii) Section 2.2(b) of the Asset Purchase Agreement
                  is hereby amended by deleting "$14,500,000" in clause (i) in such Section and replacing it with "$17,000,000 MINUS the Deposit".

                  (c) AMENDMENT TO SECTION 5.6 (REASONABLE EFFORTS; NOTIFICATION). Section 5.6 of the Asset Purchase Agreement is hereby amended by adding the following to the end of such Section:

                  "At the Closing, Purchaser shall close the purchase and sale of the Harvey Entertainment Assets notwithstanding the fact that Sellers have not, after using their best efforts, obtained all consents or approvals of third parties required to transfer to Purchaser one or more Assigned Contracts which by their terms require the consent or approval of any other contracting party thereto to the assignment thereof. With respect to each such Assigned Contract that is not assigned on the Closing Date, after the Closing Date, Sellers shall, to the extent necessary, continue to deal with the other contracting party(ies) to such Assigned Contract as the prime contracting party, and Sellers shall continue to use their best efforts to obtain the consent of all required third parties to the assignment of such Assigned Contract to Purchaser. Notwithstanding the absence of any consent or approval to the assignment of any Assigned Contract to Purchaser, Purchaser shall be entitled to receive the benefits of such Assigned Contract accruing on and after February 1, 2001."

                  (d) AMENDMENT TO SECTION 5.15 (LITIGATION COOPERATION; CERTAIN REIMBURSEMENT PAYMENT). Section 5.15(d) of the Asset Purchase Agreement is hereby amended by deleting the last three (3) sentences of such Section and replacing them with the following:

                  "Sellers and Purchaser acknowledge that the Company had been negotiating with Entertainment Rights plc with respect to a Harvey Sale Transaction, and that the Company may determine, without any obligation to do so, to reimburse such Person for its expenses and time as compensation for its efforts and in consideration of any consents required to be obtained from such Person or its affiliates in connection with the transactions contemplated by this Agreement. Subject to the last sentence of this Section 5.15(d), Purchaser agrees to contribute one-half of any such reimbursement payment, up to an aggregate of $250,000 from Purchaser, whether such payment is made by the Company before, on or after the Closing, and Sellers shall be responsible for paying all amounts in excess of Purchaser's contribution.
                  Alternatively, at the election of the Company, Purchaser shall pay to the Company up to $250,000 for reimbursement of legal fees and related expenses incurred by Sellers in connection with the transactions contemplated by this Agreement and the August 24 Letter of Intent.
                  Notwithstanding anything to the contrary contained herein or otherwise, Purchaser shall not be required to make any payment to Sellers pursuant to either of the two (2) immediately preceding sentences unless and until (i) Entertainment Rights Distribution Limited consents in writing to the assignment to Purchaser of the Distribution Agreement between it and the Company or (ii) Purchaser has received such other documentation or written assurances, in form and substance reasonably satisfactory to Purchaser, which makes such consent unnecessary in order for Purchaser to receive economically equivalent value with respect to such Distribution Agreement."

                  (e) AMENDMENT TO SECTION 6.2 (CONDITIONS TO OBLIGATION OF PURCHASER). Section 6.2(d) of the Asset Purchase Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                           "(d) CONSENTS AND APPROVALS. All consents, approvals,
                  authorizations and permits of any Governmental and Regulatory Authorities required to assign or otherwise transfer any Harvey Entertainment Assets shall have been obtained, except where the failure to obtain the same could not reasonably be expected to result in a Material Adverse Effect."

                  (f)      AMENDMENT TO SECTION 8.3 (FEES AND EXPENSES).

                           (i) Section 8.3(c) of the Asset Purchase Agreement is
                  hereby amended by deleting "$350,000" in clause (ii) of such Section and replacing it with "$1,000,000."

                           (ii) Section 8.3(d) of the Asset Purchase Agreement
                  is hereby amended by deleting "$350,000" in clause (B) of such Section and replacing it with "$1,000,000."

                           (iii) Section 8.3(e) of the Asset Purchase Agreement
                  is hereby amended by deleting the phrase "the failure to obtain third-party consents necessary to assign and transfer the Assigned Contracts (subject to Section 6.2(d))" in the parenthetical contained in such Section.

         2. INCREASE IN DEPOSIT. Pursuant to the terms of an Escrow Agreement dated August 24, 2000 (as amended by a letter amendment dated March 23, 2001, the "Escrow Agreement"), by and among the Company, Classic and Escrow Holder (as defined therein), Classic previously deposited with Escrow Holder the aggregate amount of $1,500,000 (the "DEPOSIT") to be held and disbursed by Escrow Holder in accordance with the terms of the Escrow Agreement. Purchaser and Classic agree to increase the Deposit to $3,000,000 by depositing an additional $1,500,000 with Escrow Holder not later than fifteen (15) business days after the date of mailing of the Company's definitive Proxy Statement to its shareholders. Purchaser's or Classic's failure to so increase the Deposit on or before such date shall be deemed to be a Purchaser Material Breach. At the time such additional deposit is made, the parties to the Escrow Agreement will enter into a second amendment to the Escrow Agreement in substantially the form of the letter amendment dated March 23, 2001.

         3. WAIVER OF CERTAIN CLAIMS BY PURCHASER.

                  (a) Pursuant to Section 1.1(d) of the Asset Purchase Agreement, at the Closing, Sellers have agreed to sell, assign and transfer to Purchaser the Assigned Receivables, including, without limitation, proceeds from the distribution of the motion picture "CASPER'S HAUNTED CHRISTMAS" previously estimated by Universal to be approximately $1,700,000. Sellers have recently advised Purchaser that Universal has revised its prior estimate of the amount of such proceeds to approximately $1,300,000. Purchaser acknowledges that such revised estimate shall not give rise to any claim by Purchaser against Sellers.

                  (b) Pursuant to Section 1.3(d) of the Asset Purchase Agreement, at the Closing, Purchaser has agreed to assume any liabilities for the audit adjustment, if any, due from the Company to Universal regarding past licensing and merchandising for the character "CASPER" as set forth in Section 1.1(f). The Company has advised Purchaser that it received from Universal a letter dated April 2, 2001, a copy of which has been furnished to Purchaser, asserting that, based upon its audit, Universal believes that Harvey owes to Universal the amount of $405,665 with respect to such licensing and merchandising activities. Sellers had previously estimated the amount of such liability to Universal to be approximately $205,000. The Company has advised Purchaser that the Company is disputing such claim by Universal. Purchaser acknowledges that Universal's revised claim against the Company for such increased amount shall not give rise to any claim by Purchaser against Sellers.

                  (c) Pursuant to Section 5.15(c) of the Asset Purchase Agreement, the Company is obligated to provide copies of drafts of the Proxy Statement to Purchaser and its counsel at least two (2) business days prior to the date of filing of such document with the SEC so as to allow Purchaser to review and comment on such documents. The Company has advised Purchaser that it intends to file with the SEC on or about May 8, 2001, an amendment to the preliminary Proxy Statement it filed with the SEC on April 18, 2001. Purchaser waives any claim it may have under Section 5.15(c) with respect to the Company's failure to provide such two (2) business day notice, PROVIDED that the Company uses its reasonable best efforts to provide Purchaser and its counsel with copies at least twelve (12) hours prior to the time of filing of such document with the SEC.

                  (d) Purchaser hereby waives any claims it may have against Sellers with respect to Sellers' responses to the "topping bid" made by a third party on or about April 27, 2001, and Sellers' subsequent discussions with such third party through May 4, 2001, with respect thereto. The waiver provided for in this Section 3(d) shall neither constitute an acknowledgment or admission by Purchaser that Sellers' responses were permitted under Section 5.3(b) of the Asset Purchase Agreement nor act as a waiver of any claims that Purchaser may have against Sellers with respect to any future action taken or purported to be taken by Sellers pursuant to the provisions of Section 5.3(b) of the Asset Purchase Agreement or otherwise.

         4. ACKNOWLEDGMENT REGARDING THIRD PARTY CONSENTS. Purchaser hereby acknowledges that Sellers have not yet obtained the consents of all third parties necessary to assign to Purchaser the Assigned Contracts listed on
Schedule 3.4. Nothing contained in this Amendment or otherwise shall be deemed to release Sellers from their obligations under the Asset Purchase Agreement to use their best efforts to obtain all third party consents necessary to assign the Harvey Entertainment Assets to Purchaser at the Closing.

         5. REPRESENTATIONS AND WARRANTIES. Each Seller, on the one hand, and Purchaser, on the other, hereby represents and warrants to the other that the execution, delivery and performance of this Amendment have been duly authorized by all requisite action on the part of such party.

         6. FULL FORCE AND EFFECT. Except as set forth in Section 1, the Asset Purchase Agreement shall remain in full force and effect as amended hereby. The Asset Purchase Agreement (including, without limitation, the provisions of Section 9.4), as amended hereby, is hereby ratified and affirmed in all respects. This Amendment supersedes that certain letter agreement dated May 4, 2001, entered into by or on behalf of the Company and Purchaser.

         7. MISCELLANEOUS. This Amendment may be executed in any number of counterparts or by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. All recital, section, clause and party references are to this Amendment unless otherwise stated. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California. This Amendment shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

         8. DISPUTE RESOLUTION. All claims, controversies and disputes arising out of or related to this Amendment shall be finally settled by arbitration pursuant to Section 9.12 of the Asset Purchase Agreement.





                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the first date written above.

                                  SELLERS

                                  THE HARVEY ENTERTAINMENT COMPANY,
                                  a California corporation


                                  By:               /s/ ROGER A. BURLAGE
                                           -----------------------------------
                                  Name:             Roger A. Burlage
                                           -----------------------------------
                                  Title:            Chief Executive Officer
                                           -----------------------------------

                                  HARVEY COMICS, INC.,
                                  a New York corporation


                                  By:               /s/ ROGER A. BURLAGE
                                           -----------------------------------
                                  Name:             Roger A. Burlage
                                           -----------------------------------
                                  Title:            Chief Executive Officer
                                           -----------------------------------

                                  BHP PRODUCTIONS, INC.,
                                  a California corporation


                                  By:               /s/ MONIQUE GREEN
                                           -----------------------------------
                                  Name:             Monique Green
                                           -----------------------------------
                                  Title:            Chairman
                                           -----------------------------------


                                  PURCHASER

                                  HARVEY ENTERTAINMENT, INC.,
                                  a Delaware corporation


                                  By:               /s/ ERIC ELLENBOGEN
                                           -----------------------------------
                                  Name:             Eric Ellenbogen
                                           -----------------------------------
                                  Title:   President & Chief Executive Officer
                                           ------------------------------------

                           ACKNOWLEDGMENT AND CONSENT
                              OF CLASSIC MEDIA, LLC


         Classic Media, LLC ("CLASSIC") hereby acknowledges that it has read the foregoing Amendment to Asset Purchase and Sale Agreement (the "AMENDMENT") and consents to its terms. In addition, Classic agrees to be bound by the terms of
Section 2 of the Amendment only as if it were a party thereto.

         Classic hereby further acknowledges that it may deemed to be a guarantor or surety of Purchaser by reason of the fact that, pursuant to an Assignment and Assumption Agreement dated as of March 28, 2001, Classic assigned to Purchaser all of Classic's right, title and interest in and to the Asset Purchase Agreement and delegated to Purchaser its obligations thereunder and, pursuant to Section 9.4, such assignment and delegation does not relieve Classic of its obligations thereunder. As such, Classic may be entitled, as a guarantor or surety of Purchaser's obligations, to certain rights and defenses under applicable Laws, including, without limitation, the rights and defenses described in Section 2856(a) of the Civil Code of the State of California. Nevertheless, it is the intention of Classic to waive, and Classic hereby waives, any and all such rights and defenses available to it under applicable Laws, including, without limitation, those described under Section 2856(a) of the Civil Code of the State of California. This paragraph is intended to be an unconditional and irrevocable waiver of any rights and defenses Classic may have if Classic is deemed to be a guarantor or surety of Purchaser.

         Classic hereby represents and warrants to Sellers that the execution, delivery and performance of this Acknowledgment and Consent have been duly authorized by all requisite action on the part of Classic.

                                  CLASSIC MEDIA, LLC,
                                  a Delaware limited liability company


                                  By:               /s/ ERIC ELLENBOGEN
                                           -----------------------------------
                                  Name:             Eric Ellenbogen
                                           -----------------------------------
                                  Title:   President & Chief Executive Officer
                                           ------------------------------------